SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
13d-2(a)

(Amendment No. 4)

Emeritus Corporation

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

291005106

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 18, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AP Summerville, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person OO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Kronus Property III, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Investment Fund III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Management III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Management III, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Advisors III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Capital Advisors III, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AP Summerville II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person OO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Kronus Property IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Investment Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AREA Property Partners Administration LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Management IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Advisors IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 291005106	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Real Estate Capital Advisors IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

This Amendment No. 4 to Schedule 13D supplements and amends the Statement on Schedule 13D filed on September 10, 2007, Amendment No. 1 to Schedule 13D filed on January 23, 2009, Amendment No. 2 to Schedule 13D filed on December 14, 2009 and Amendment No. 3 to Schedule 13D filed on November 23, 2010 by (i) AP Summerville, LLC, a Delaware limited liability company (“APS”), (ii) Kronus Property III, Inc., a Delaware corporation (“Kronus III”), (iii) Apollo Real Estate Investment Fund III, L.P., a Delaware limited partnership (“AREIF III”), (iv) Apollo Real Estate Management III, L.P., a Delaware limited partnership (“AREM III LP”), (v) Apollo Real Estate Management III, Inc., a Delaware corporation (“AREM III Inc.”), (vi) Apollo Real Estate Advisors III, L.P. (“AREA III”), (vii) Apollo Real Estate Capital Advisors III, Inc. (“ARECA III”), (viii) AP Summerville II, LLC (“APS II”), (ix) Kronus Property IV, Inc., a Delaware corporation (“Kronus IV”), (x) Apollo Real Estate Investment Fund IV, L.P., a Delaware limited partnership (“AREIF IV”, and together with APS, APS II and AREIF III, the “AREA Funds”), (xi) AREA Property Partners Administration LP (formerly known as Apollo Real Estate Management IV, L.P.), a Delaware limited partnership (“Administration LP”), (xii) Apollo Real Estate Management IV, Inc., a Delaware corporation (“AREM IV Inc.”), (xiii) Apollo Real Estate Advisors IV, L.P. (“AREA IV”), and (xiv) Apollo Real Estate Capital Advisors IV, Inc. (“ARECA IV”; and together with the AREA Funds, Kronus III, AREM III LP, AREM III Inc., AREA III, ARECA III, Kronus IV, Administration LP, AREM IV Inc., and AREA IV, the “Reporting Persons”) with respect to the shares of common stock, par value $0.0001 (the “Common Stock”), of Emeritus Corporation (the “Issuer”)  Capitalized terms used without definitions in this Amendment No. 4 shall have the respective meanings ascribed to them in the Schedule 13D.

Responses to each item of this Amendment No. 4 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.	Security and Issuer

Item 2.	Identity and Background

Item 3.	Source and Amount of Funds or Other Consideration

Item 4.	Purpose of Transaction

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

On March 18, 2013, each of APS and AREIF III sold 920,564 and 2,534,932 shares of Common Stock, respectively, and APS II and AREIF IV sold 44,055 and 3,010,449 shares of Common Stock, respectively, pursuant to an underwriting agreement dated March 12, 2013 (the “Underwriting Agreement”) by and among the Issuer, APS, AREIF III, APS II, AREIF IV, Goldman, Sachs & Co. (the “Underwriter”), and the other selling shareholders party thereto, as discussed in the Issuer’s prospectus supplement dated March 12, 2013, supplementing the Issuer’s registration statement on Form S-3 (File No. 333-187175) filed with the Securities and Exchange Commission on March 11, 2013 (collectively, the “Registration Statement”).  Following the sale of shares pursuant to the Underwriting Agreement, the AREA Funds no longer own any shares of Common Stock of the Issuer.

The shares of Common Stock shown as beneficially owned by AREIF III and AREIF IV, respectively, and by Kronus III and Kronus IV, respectively, include the shares of Common Stock owned of record by APS and APS II, respectively.  The shares of Common Stock reported as beneficially owned by AREA III, AREM III LP, ARECA III and AREM III Inc. include the shares of Common Stock owned of record by APS and AREIF III.  The shares of Common Stock reported as beneficially owned by AREA

IV, Administration LP, ARECA IV and AREM IV Inc. include the shares of Common Stock owned of record by APS II and AREIF IV.  Each of the Reporting Persons disclaims beneficial ownership of the shares of Common Stock of the Issuer included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, or for any other purpose.

(a)           See the information contained on the cover pages to this Schedule 13D which is incorporated herein by reference.  The percentage of Common Stock beneficially owned by the Reporting Persons is based on 45,992,666 outstanding shares of Common Stock of the Issuer on March 4, 2013, as reported by the Issuer in the Registration Statement.

(b)           See the information contained on the cover pages to this Amendment No. 4 to Schedule 13D which is incorporated herein by reference.

(c)           There have been no reportable transactions with respect to the Common Stock of the Issuer within the last 60 days by the Reporting Persons, except as described in this Amendment No. 4 to Schedule 13D.

(d)           Not applicable.

(e)           March 18, 2013.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented as follows:

On March 12, 2013, the AREA Funds entered into an Underwriting Agreement with the Issuer and the Underwriter and other selling shareholders, whereby the AREA Funds agreed to sell an aggregate of 6,510,000 shares of Common Stock to the Underwriter at a price of $26.19 per share which reflects the public offering price of $27.00 per share less an underwriting discount of $0.81 per share.  Closing of the sale occurred on March 18, 2013.  See the Form of Underwriting Agreement, which is incorporated herein by reference, as provided in Item 7 herein.

Item 7.	Material to be Filed as Exhibits

Exhibit 1:      Underwriting Agreement, dated as of March 12, 2013 by and among the Issuer, the AREA Funds and Goldman, Sachs & Co. (incorporated herein by reference to Exhibit 99.1 to the Company’s 8-K Current Report filed with the Securities and Exchange Commission on March 18, 2013 (File No. 001-14012)).

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Date: March 19, 2013	AP SUMMERVILLE, LLC

By: KRONUS PROPERTY III, INC.
Its Manager

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	KRONUS PROPERTY III, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	APOLLO REAL ESTATE INVESTMENT FUND III, L.P.

By: APOLLO REAL ESTATE ADVISORS III, L.P.
Its General Partner

By: APOLLO REAL ESTATE CAPITAL ADVISORS III, INC.
Its General Partner

	By:		/s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President

Date: March 19, 2013	APOLLO REAL ESTATE ADVISORS III, L.P.

By: APOLLO REAL ESTATE CAPITAL ADVISORS III, INC.
Its General Partner

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	APOLLO REAL ESTATE CAPITAL ADVISORS III, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	APOLLO REAL ESTATE MANAGEMENT III, L.P.

By: APOLLO REAL ESTATE MANAGEMENT III, INC.
Its General Partner

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	APOLLO REAL ESTATE MANAGEMENT III, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	AP SUMMERVILLE II, LLC

By: KRONUS PROPERTY IV, INC.
Its Manager

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	KRONUS PROPERTY IV, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.

By: APOLLO REAL ESTATE ADVISORS IV, L.P.
Its General Partner

By: APOLLO REAL ESTATE CAPITAL ADVISORS IV, INC.
Its General Partner

	By:	/s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President

Date: March 19, 2013	APOLLO REAL ESTATE ADVISORS IV, L.P.

By: APOLLO REAL ESTATE CAPITAL ADVISORS IV, INC.
Its General Partner

	By:	/s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President

Date: March 19, 2013	APOLLO REAL ESTATE CAPITAL ADVISORS IV, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: March 19, 2013	AREA PROPERTY PARTNERS ADMINISTRATION LP

By: APOLLO REAL ESTATE MANAGEMENT IV, INC.
Its General Partner

	By:	/s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President

Date: March 19, 2013	APOLLO REAL ESTATE MANAGEMENT IV, INC.

	By:	/s/ Stuart Koenig
	Name:	Stuart Koenig
	Title:	Vice President